Exhibit 10.19

THIS BOARD OBSERVER AND INDEMNIFICATION AGREEMENT, dated as of the 2nd day of February, 2018 (this “Agreement”), is made by and between PURPLE INNOVATION, INC., a Delaware corporation (the “Company”), and PAUL J. ZEPF (“Observer”).

WHEREAS, on February 2, 2018, the Company consummated a business combination with Purple Innovation LLC;

WHEREAS, the Company has agreed that the Observer will be entitled to attend and participate in all meetings of the Company’s Board of Directors (the “Board”) and any and all committees thereof (each a “Committee” and, collectively, the “Committees”).

NOW, THEREFORE, in consideration of the foregoing, the Company and Observer hereby agree as follows:

1.	Board Observer Rights.

(a) The Company agrees that it will invite Observer to attend, in a non-voting observer capacity, all meetings of the Board and any and all Committees for the purposes of permitting Observer to have current information with respect to the affairs of the Company and the actions taken by the Board and Observer to provide input and advice with respect thereto (the “Approved Purposes”). Observer shall have the right to be heard at any such meeting, but in no event shall Observer: (i) be deemed to be a member of the Board or such Committees; (ii) have the right to vote on any matter under consideration by the Board or such Committees or otherwise have any power to cause the Company to take, or not to take, any action; or (iii) except as expressly set forth in this Agreement, have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders or any duties (fiduciary or otherwise) otherwise applicable to the directors of the Company.  As a non-voting observer, Observer will also be provided (concurrently with delivery to the directors of the Company and in the same manner delivery is made to them) copies of all notices, minutes, consents, and all other materials or information (financial or otherwise) that are provided to the directors with respect to a meeting or any written consent in lieu of meeting (except to the extent Observer has been excluded therefrom pursuant to clause (c) below).

(b) If a meeting of the Board or any of the Committees is conducted via telephone or other electronic medium (e.g., videoconference), Observer may attend such meeting via the same medium.

(c) Notwithstanding the foregoing, the Company may exclude Observer from access to any material or meeting or portion thereof if: (i) the Board concludes in good faith, upon advice of the Company’s counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege between the Company and such counsel; provided, however, that any such exclusion shall apply only to such portion of the material or such portion of the meeting which would be required to preserve such privilege and not to any other portion thereof; or (ii) such portion of a meeting is an executive session limited solely to independent director members of the Board, independent auditors and/or legal counsel, as the Board may designate, and Observer (assuming Observer were a member of the Board) would not meet the then-applicable standards for independence adopted by Nasdaq, or such other exchange on which the Company’s securities are then traded.

(d) The Company shall compensate Observer in the same amount of all cash and non-cash retainers, meeting fees and any other cash and non-cash fees (including, without limitation, equity and equity incentive awards) as if Observer were an independent director member of the Board and a member of each of the committees thereof, as such compensation may be modified from time to time. Further, the Company shall reimburse Observer for all reasonable out-of-pocket expenses incurred by Observer in connection with attendance at Board and Committee meetings or any other matter which the Company requests Observer to undertake on behalf of the Company (it being understood that Observer shall be under no obligation to undertake any matter other than as set forth in Section 1(a) hereof unless Observer expressly agrees thereto in his sole discretion). All compensation and reimbursements payable by the Company pursuant to this Section 1(d) shall be paid to Observer in accordance with the Company’s policies and practices with respect to director compensation and expense reimbursement then in effect; provided, however, that any such compensation or reimbursement shall be paid to Observer no later than comparable compensation or reimbursement is paid to the members of the Board.

(e) The rights described in this Section 1 shall terminate upon: (i) the termination of the Observer Period, as provided below; (ii) any material violation of the terms of this Agreement by Observer which (A) remains uncured within ten business days after receipt of notice thereof, or (B) if such violation is not subject to cure, directly causes harm to the Company in the Board’s sole and absolute discretion; or (iii) the death or disability of Observer. The Observer Period shall be for a period of one year from the date hereof, and shall automatically renew for successive periods of one year unless the Company shall provide written notice to the Observer, not less than 30 days prior to any such renewal period, of its determination not to renew the Observer Period. The Observer may terminate the Observer Period at any time by written notice to the Company.

2.	Confidential Treatment of Company Confidential Information.

(a) In consideration of the Company’s disclosure to Observer of information which is not publicly available concerning the Company for the Approved Purposes, Observer agrees that this Agreement will apply to all information, in any form whatsoever, disclosed or made available to Observer concerning the Company, its affiliates and/or the Approved Purposes (“Confidential Information”).

(b) Except as otherwise provided herein, Observer agrees: (i) to hold Confidential Information in strict confidence; (ii) not to disclose Confidential Information to any third parties; and (iii) not to use any Confidential Information for any purpose except for the Approved Purposes. Observer may disclose the Confidential Information to its responsible agents, advisors, affiliates and representatives with a bona fide need to know (“Representatives”), but only to the extent necessary for the Approved Purposes. Observer agrees to instruct all such Representatives not to disclose such Confidential Information to third parties without the prior written permission of the Company. Observer will, at all times, remain liable under the terms of this Agreement for any unauthorized disclosure or use by any of its Representatives of Confidential Information provided to such Representatives by Observer.

3. Exempted Disclosure. The foregoing restriction on the use and nondisclosure of Confidential Information will not include information which: (i) is, or hereafter becomes, through no act or failure to act on the part of Observer, generally known or available to the public; (ii) was acquired by Observer before receiving such information from the Company, without restriction as to use or disclosure; (iii) is hereafter furnished to Observer by a third party, without, to Observer’s knowledge, restriction as to use or disclosure; (iv) such information was independently developed by Observer; or (v) is required or requested to be disclosed pursuant to judicial, regulatory or administrative process or court order, provided, that to the extent permitted by law, rule or regulation and reasonably practicable under the circumstances, Observer gives the Company prompt notice of such required disclosure so that the Company may challenge the same.

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4. Return of Confidential Information. Following the termination of the rights of Observer described in Section 1 and upon request of the Company, Observer will promptly: (i) return to the Company all physical materials containing or consisting of Confidential Information and all hard copies thereof; and (ii) destroy all electronically stored Confidential Information in Observer’s possession or control. Observer may retain in his confidential files one copy of any item of Confidential Information in order to comply with any legal, compliance or regulatory requirements. Any Confidential Information that is not returned or destroyed, including, without limitation, any oral Confidential Information, and all notes, analyses, compilations, studies or other documents prepared by or for the benefit of Observer from such information, will remain subject to the confidentiality obligations set forth in this Agreement indefinitely.

5. Disclaimer. All Confidential Information is provided to Observer “as is” and the Company does not make any representation or warranty as to the accuracy or completeness of the Confidential Information or any component thereof. The Company will have no liability to Observer resulting from the reliance on the Confidential Information by Observer or any third party to whom such Confidential Information is disclosed.

6. Company Ownership of Confidential Information. Observer acknowledges that all of the Confidential Information is owned solely by the Company (or its licensors) and that the unauthorized disclosure or use of such Confidential Information would cause irreparable harm and significant injury, the degree of which may be difficult to ascertain. Therefore, in the event of any breach of this Agreement, the Company is entitled to seek all forms of equitable relief (including an injunction and order for specific performance), in addition to all other remedies available at law or in equity.

7. Observer and Representative Compliance with Securities Laws. Observer agrees that the Confidential Information is given in confidence in accordance with the terms of this Agreement, and Observer will not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law. Observer agrees to instruct all of its Representatives to whom it discloses Confidential Information that they may not take any action relating to the securities of the Company which would constitute insider trading, market manipulation, or any other violation of applicable securities law.

8. Indemnity.

(a) The Company will indemnify and hold harmless Observer from and against any losses, claims, damages, liabilities and expenses to which Observer may become subject, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of, relate to, or are based upon Observer’s designation or attendance as a non-voting observer at meetings of the Board and Committees, Observer’s receipt of materials or information under this Agreement, or Observer’s exercise of his rights under this Agreement. The Company will pay or reimburse Observer for such losses, claims, damages, liabilities and expenses as they are incurred, including, without limitation, for amounts incurred in connection with investigating or defending any such loss, claim, damage, liability, expense or action.

(b) Promptly after receipt by Observer under Section 8(a) of notice of the commencement of any action (but in no event in excess of 30 days after receipt of actual notice), Observer will, if a claim in respect thereof is to be made against Observer under this Section 8, notify the Company in writing of the commencement thereof, but the omission to so notify the Company will not relieve the Company from any liability under this Section 8, except to the extent that the Company is materially prejudiced by such failure to notify and, in such case, only as to the particular item for which indemnification is then being sought and with respect to which the Company has been materially prejudiced and not from any other liability which the Company may have to Observer. In case any such action is brought against Observer, and Observer notifies the Company of the commencement thereof, the Company will be entitled, to the extent it may wish, to participate in the defense thereof, with separate counsel. Such participation shall not relieve the Company of the obligation to pay or reimburse Observer for reasonable legal and other expenses (subject to Subsection (c)) incurred by Observer in defending itself, except for such expenses incurred after the Company has deposited funds sufficient to effect the settlement (unless an expungement proceeding has been initiated), with prejudice, of the claim in respect of which indemnity is sought. The Company shall not be liable to Observer on account of any settlement of any claim or action effected without the consent of the Company, such consent not to be unreasonably withheld or delayed.

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(c) The Company shall pay all reasonable legal fees and expenses of Observer in the defense of such claims or actions.

9. Insurance. For the duration of Observer’s appointment as Observer of the Company, and thereafter for the duration of the applicable statute of limitations, the Company shall cause to be maintained in effect a policy of liability insurance coverage for Observer against liability that may be asserted against or incurred by him in his capacity as Observer which is equivalent in scope and amount to that provided to the members of the Board. Upon request, the Company shall provide Observer or his counsel with a copy of all directors’ liability insurance applications, binders, policies, declarations, endorsements, and other related materials. Notwithstanding the foregoing, the Company may, but shall not be required to, create a trust fund, grant a security interest, or use other means, including, without limitation, a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement.

10. Governing Law: Venue for Disputes. This Agreement shall be governed in all respects by the laws of the State of Delaware (without giving effect to principles of conflicts of laws which would lead to the application of the laws of another jurisdiction). Each of the parties hereto consents to the non-exclusive jurisdiction of the federal courts whose districts encompass any part of the District of Delaware or the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions

11. Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been given and delivered when deposited in the United States mail, postage prepaid, registered or certified mail, to the applicable address set forth below.

To the Company:	Purple Innovation, Inc.
123 E. 200 N.
Alpine, UT 84004
Attention: Casey McGarvey
E-mail: casey@purple.com

With a copy to:	Dorsey & Whitney LLP
111 S. Main St., Suite 2100
Salt Lake City, UT 84111
Attention: Nolan S. Taylor
E-mail: taylor.nolan@dorsey.com

To Observer:	Paul J. Zepf
10 Allison Lane
Thornwood, NY 10594

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12. Entire Agreement. This Agreement constitutes the complete and exclusive statement regarding the subject matter of this Agreement and supersedes all prior agreements, understandings and communications, oral or written, between the parties regarding the subject matter of this Agreement.

13. Expenses. The Company agrees to reimburse Observer for the actual and reasonable costs and expenses of the Observer that the Observer incurs in connection with the enforcement of this Agreement or any claim, damages or litigation relating to any breach of this Agreement, if the Company is found to have breached this Agreement.

14. Term. The provisions of Section 1 hereof shall terminate and be of no further force or effect pursuant to Section 1(e) hereof. Notwithstanding the provisions of this Section 14, the provisions of Sections 2, 3, 4, 6, 7, 8, 9, 10, 13 and this Section 14 shall survive any termination or expiration of this Agreement.

IN WITNESS WHEREOF, the undersigned have hereto executed this Agreement as of the date first above written.

PURPLE INNOVATION, INC.

By:	/s/ Sam Bernards
Sam Bernards, Chief Executive Officer

OBSERVER

/s/ Paul G. Zepf
Paul G. Zepf

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